Exhibit 99.1

Asia Payments Systems Inc. developing Phase II APAYcard platform for upcoming China development projects

January 21, 2005 (Seattle WA and Hong Kong) -- Asia Payment Systems, Inc. (NASD OTCBB: APYM) today announced that the system development for Phase I of Asia Pay's proprietary APAYcard platform is now complete and installed in Japan, and the development for Phase II of APAYcard for use in China is well underway and expected to be completed Q1 of 2005.

With APAYcard now deployed and in use in Japan, Asia Pay is in the process of identifying additional merchants in Japan to either convert to transaction processing via Asia Pay or to provide processing for new Japan retail merchant locations.

In China, APAYcard is now being customized to provide China-specific processing for multiple merchant projects which are now underway, including the recently announced Railway Ticket Counter pilot project with SCRC Telecom ("China Railcom"). The APAYcard platform is being built to include capability to process China Domestic Pin Debit transactions, which comprise the majority of card transactions in China today. There are 715+ million China Pin-based Debit Cards in China with an additional up to 60 million new Pin Debit Cards being issued every year. Once the APAYcard Pin Debit customization is complete, Asia Pay will be able to process all International Credit Cards as well as the 715+ million Domestic China Pin Debit Cards for merchants across China.

The APAYcard processing system is based on Asia Pay's middleware that provides seamless connectivity to banks in China via taking XML messaging from the retail POS system and routing over IP to banks.

"The China APAYcard development is going well and we hope to be able to provide processing services in Q1 of 2005 to our rapidly growing prospective client roster," said Matt Mecke, President & CEO of Asia Payments. "By enabling processing for both Domestic China Debit Cards as well as International Credit and Debit Cards, we are carving out a very wide business area for ourselves and our partners. Our discussions with our partners including SCRC Telecom and two of the largest "Big Five" Chinese banks are going well and we hope to see the fruit of the Phase II APAYcard development in the near future."

"Asia Payments' IP-based solution allows retailers to be independent of financial organisations and able to go to market for card-processing discount rates, and thereby reduce their cost of doing business and add to the bottom line. Processing through APAYcard is extremely fast, very secure, and fully featured. We believe APAYcard is unique and a clear winner for Chinese and Japanese high-end merchants and their respective acquiring banks."

About Asia Payment Systems, Inc.
www.asia-pay.com

Asia Pay is a Nevada-incorporated company with offices in Seattle, WA, Beijing and Shenzhen in China, and in Hong Kong. Asia Pay is developing a credit card processing network that provides clearing services to merchants, oil companies, and financial Institutions in China and in related markets elsewhere in Asia.

Asia Pay's mission is to be a national provider of world-class third-party processing services in China to bankcard-accepting merchants, issuers of bank credit cards, issuers of petroleum station retail cards, and issuers of merchandise and other retail cards. Systems, hardware, and personnel are now in place to enable Asia Pay to commence delivering service to clients. In addition, the company is continuing to identify sources of additional financing to permit the start-up of nation-wide operations in the China market.

Contacts:
Asia Payment Systems, Inc.
Matt Mecke
President & CEO
Tel: +1-866-877-APAY
Fax: +1-206-470-1150
ir@asia-pay.com